CONCENTRIC ENERGY CORP.

December 12, 2007

Richard P. Graff
2339 Woodbury Lane
Evergreen, CO 80439

Re:            MEMBER OF THE BOARD RETENTION TERMS

Dear Dick:

Concentric Energy Corp., a Nevada corporation (the “Company”) is pleased to confirm the terms of your service as a Member of the Board as of the date hereof (the “Effective Date”) on the following terms.

1. ELECTION. As of the Effective Date, you have been appointed to the Board of Directors (the "Board") of the Company. Throughout the Term (as defined below) the Company shall nominate you for election to the Board of the Company.

2. TERM. Subject to the provisions for earlier termination hereinafter provided, your service hereunder shall be for a term (the “Term”) commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Termination Date”). If not previously terminated, the Term shall automatically be extended for one (1) additional year on the Initial Termination Date, and on each subsequent anniversary of the Initial Termination Date, unless either you or the Company elect not to so extend the Term by notifying the other party, in writing, of such election not less than sixty (60) days prior to the last day of the then current Term. Upon such extension of the Term, the compensation under Section 3(a) shall be paid for each year of the extension.

3. POSITION AND TITLE. During the Term, you agree to serve, and the Company agrees to appoint you, as a Member of the Board. Nothing in this letter shall be construed to limit your ability to provide services to any other person or entity.

4. COMPENSATION.

The Company agrees to pay you compensation for your service during the Term as follows:

(a) One Hundred Thousand Dollars ($100,000) per year, payable to you in advance on a monthly basis on the last day of each month for the upcoming month and subject to increase pursuant to the Company’s policies as in effect from time to time; and

Richard P. Graff
December 12, 2007

(b) A one-time issuance at the time of execution of this Agreement of One Hundred Thousand (100,000) shares of Common Stock (the “Restricted Stock’) of the Company pursuant to a Restricted Stock Agreement to be entered into concurrently herewith between the Company and Richard P. Graff in substantially the form attached as Exhibit A hereto.

If, for any reason, you are not re-elected to the Board, you shall be entitled to collect all compensation payable hereunder without being required to continue service to the Company. In the event that you cease to serve as a member of the Board of Directors as a result of resignation other than for Good Reason, or removal from the Board for breach of fiduciary duty, the Company shall have no continuing payment obligation hereunder. “Good Reason” shall mean (i) the refusal by the Company to pay when due amounts owed to you pursuant to this Agreement, including but not limited to the amounts set forth in Section 3(a) and properly incurred business expenses or (ii) any circumstance whereby you become aware of credible substantive allegations that an executive or senior officer of the Company or the Company itself has engaged in conduct that is illegal, fraudulent or against a material Company policy.

5. CODE SECTION 409A. The Company represents that the compensation and benefits payable under this letter are exempt from or compliant with Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

6. INDEMNIFICATION AGREEMENT. Concurrently with the execution of this letter, the Company and you are entering into an Indemnification Agreement in the form attached hereto as Exhibit B.

7. RESTRUCTURING OF COMPANY. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event of any merger, reorganization or other transaction as a result of which the Company is not the survivor or the Company is restructured such that a majority of its equityowners hold securities of a different entity, the parties intend that the provisions of this Agreement shall continue to apply and that to the extent such survivor or other entity is not a corporation or is constituted under the laws of another jurisdiction, the Company shall use all reasonable efforts and enter into such amendments, new agreements or take such other measures as you may reasonably request to ensure that the provisions hereof and of the Agreements contemplated hereby are as favorable to you in such circumstances as their current terms.

8. ENTIRE AGREEMENT. As of the Effective Date, this letter constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written.

Richard P. Graff
December 12, 2007

9. ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this letter, and have been advised to do so by the Company, and (b) that you have read and understand this letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

11. LEGAL FEES. The Company will reimburse you for all legal fees and expenses incurred by you in connection with the negotiation, preparation and execution of this letter and all of the related transactions contemplated hereby, including but not limited to the preparation and negotiation of the Agreements attached as Exhibits A and B hereto and review of the Company's proposed insurance policies with regard to directors and officers.

[Signature Page Follows]

Richard P. Graff
December 12, 2007

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to Andrew K. Simpson. Please retain one fully-executed original for your files.

Sincerely,

Concentric Energy Corp.
a Nevada corporation

By:	/s/ Rockell N. Hankin
Name: Rockell N. Hankin
Title: Chairman of the Board

Accepted and Agreed,
this 12th day of December, 2007.

By:	/s/ Richard P. Graff
Richard P. Graff